Exhibit 4.2

                  FCB FINANCIAL CORP. 1998 INCENTIVE STOCK PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                  FOR EMPLOYEES

             THIS AGREEMENT, dated as of this ____ day of __________, ____, by and between FCB Financial Corp., a Wisconsin corporation (the "Corporation"), and ________________ (the "Participant").

                              W I T N E S S E T H :

             WHEREAS, the Corporation has adopted the FCB Financial Corp. 1998 Incentive Stock Plan (the "Plan"), the terms of which, to the extent not stated herein, are specifically incorporated by reference into this Agreement; and

             WHEREAS, the Plan is administered by the Compensation Committee of the Corporation's Board of Directors (the "Committee"); and

             WHEREAS, one of the purposes of the Plan is to permit the granting of options to purchase shares of the Corporation's Common Stock, $.01 par value (the "Shares"), to officers and employees of the Corporation and/or its Affiliates (as such term is defined in the Plan) who, in the opinion of the Committee, have the capacity for contributing to the successful performance of the Corporation and its Affiliates; and

             WHEREAS, the Participant has been determined by the Committee to have the capacity for contributing to the successful performance of the Corporation and its Affiliates and the Corporation desires to secure or increase his or her stock ownership in the Corporation as an added incentive for such Participant to continue his or her association with the Corporation; and

             WHEREAS, the Committee granted to the Participant on ______________________ (the "Grant Date") an option (the "Option") to purchase Shares under the terms and conditions set forth herein.

             NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

             1. Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Committee granted to the Participant on the Grant Date the Option to purchase from the Corporation all or any part of the aggregate amount of ________ Shares (the "Optioned Shares"). The Option is intended to constitute a non-qualified stock option and shall not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

             2. Option Price. The price to be paid for the Optioned Shares shall be $_____ per share (the "Exercise Price"), which was the Fair Market Value (as determined by the Committee) of a Share on the Grant Date.

             3. Exercisability and Termination of Option. The Option shall become exercisable as to 20% of the Optioned Shares after one year has elapsed after the Grant Date and an additional 20% shall become exercisable after the end of each subsequent year such that the Option is fully exercisable after five years have elapsed after the Grant Date. The Option shall terminate on the earlier of: (i) __________________;
   (ii) one year after the death of the Participant; or (iii) three months (unless otherwise determined by the Committee at any time) after the Participant ceases to be an employee of the Corporation and any Affiliate for any reason (including total or partial disability and normal or early retirement, but excluding death and termination of employment by the Corporation or any Affiliate for "Cause," as defined below). If the employment of the Participant is terminated for Cause, all rights of the Participant under this Agreement shall expire immediately upon the giving to the Participant of notice of such termination. To the extent the Option may be exercised following cessation of the Participant's employment, it will be exercisable only to the extent the Participant was entitled to exercise the Option at the time of such cessation.

             For purposes of this Agreement, the term "Cause" shall mean personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order which results in a loss to the Corporation or any Affiliate.

             4. Manner of Exercise and Payment. To exercise the Option in whole or in part, the Participant shall give written notice to the Secretary of the Corporation at the Corporation's principal office in Oshkosh, Wisconsin specifying the number of Optioned Shares with respect to which the Participant elects to exercise the Option together with full payment of the Exercise Price. The date of exercise shall be the date on which such notice is received by the Corporation. Payment shall be made either (i) in cash (including check, bank draft or money order) or (ii) by delivering (A) Shares already owned by the Participant and having a Fair Market Value as of the date of exercise equal to the applicable Exercise Price, such Fair Market Value to be determined in the manner as established by the Committee, or (B) a combination of cash and such Shares. The Committee may elect, following the death of the Participant, as an alternative means of settlement of the Option, to pay in cash to the person to whom the Option is transferred by will or by the laws of descent and distribution the amount by which the Fair Market Value per Share on the date of exercise of the Option exceeds the Exercise Price, multiplied by the number of Shares with respect to which the Option is properly exercised. Any such settlement of the Option shall be considered an exercise of the Option for all purposes of the Plan.

             5. Assignments and Transfers. The Option may not be assigned, encumbered or transferred except, in the event of the death of the Participant, by will or the laws of descent and distribution.

             6. Withholding Tax. The Corporation may deduct and withhold from any cash otherwise payable to the Participant such amount as may be required for the purpose of satisfying any obligation the Corporation may have to withhold Federal, state or local taxes; provided, however, that the amount withheld shall not exceed the Participant's estimated total Federal, state and local taxes related to the exercise of the Option. The Participant may satisfy the Corporation's withholding tax requirements by electing in writing on a form prescribed by the Committee to have the Corporation withhold Shares otherwise issuable to the Participant or to deliver to the Corporation Shares having a Fair Market Value on the date income is recognized pursuant to the exercise of the Option equal to the amount to be withheld.

             7. Adjustments Affecting the Shares. In the event of an adjustment in the Corporation's capitalization, the number of Optioned Shares and the Exercise Price may be subject to adjustment in the manner contemplated by the Plan.

             8. Effect of Change of Control on the Option. Subject to the terms of the Plan, in the event of a Change of Control (as defined in the Plan), the Option (to the extent not previously exercised or then exercisable) shall become immediately exercisable in full. The Committee may, in its sole and absolute discretion, amend, modify or rescind the foregoing provision of this Section 8 if it determines that the operation of this Section 8 may prevent a transaction in which the Corporation or any Affiliate is a party from being accounted for on a pooling-of-interests basis.

             9. Transfer Restrictions. Shares acquired upon the exercise of the Option may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in a transaction which, in the opinion of counsel for the Corporation, is exempt from registration under said Act.

             10. Status of Participant. The Option shall not confer upon the Participant the right to continue as an employee of the Corporation or any Affiliate.

             11. Plan is Controlling. The Option shall be subject in all respects to the terms and conditions of the Plan, which shall be controlling.

             IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and the Participant has hereunto affixed his or her hand and seal as of the day and year first above written.

                                      FCB FINANCIAL CORP.

                                      By:


                                      Attest:


                                                                       [SEAL]

                                                          , Participant